HEI Exhibit 10.10

HAWAIIAN ELECTRIC INDUSTRIES, INC.

EXCESS PAY PLAN

PROLOGUE

This Plan amends and collectively restates, as of January 1, 2009, the Hawaiian Electric Industries, Inc. Excess Pay Supplemental Executive Retirement Plan and the Hawaiian Electric Industries, Inc. Excess Benefit Plan. This Plan is not intended to meet or be subject to the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended. To the extent this Plan replaces benefits otherwise limited by Section 415 of the Code, it is intended to be an excess benefit plan within the meaning of Section 3(36) of ERISA and exempt from the provisions of Title I of ERISA. To the extent this Plan otherwise provides benefits, it is intended to be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and thus exempt from Parts 2, 3 and 4 of Title I of ERISA.

ARTICLE I

DEFINITIONS

The following terms as used herein shall have the indicated meaning, unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular may include the plural and vice versa, and the masculine gender shall always include the feminine gender.

1.1 Associated Company means the Company and any corporation that is a member of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code) as the Company. A corporation shall be regarded as an Associated Company only during the period it is a member of such controlled group of corporations.

1.2 Code means the Internal Revenue Code of 1986, as amended.

1.3 Committee means the Compensation Committee of the Board of Directors of the Company.

1.4 Company means Hawaiian Electric Industries, Inc.

1.5 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.6 Participant means any person meeting the eligibility requirements of Article II hereof.

1.7 Participating Employer means the Company and/or any other corporation that is a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as the Company and to which participation in the Retirement Plan is extended.

1.8 Plan means this Hawaiian Electric Industries, Inc. Excess Pay Plan, as amended from time to time.

1.9 Retirement Plan means as to any Participant, whichever one of the following plans in which that individual is a participant: the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries as amended from time to time and the American Savings Bank Retirement Plan as amended from time to time.

1.10 Separation from Service means a separation from service within the meaning of Section 409A of the Code.

1.11 SERP means the Hawaiian Electric, Industries, Inc. Supplemental Executive Retirement Plan and American Savings Bank Supplemental Executive Retirement, Disability and Death Benefit, each as amended from time to time.

ARTICLE II

ELIGIBILITY

(a) Each participant in the Retirement Plan shall be a Participant in this Plan, excluding any participant: (i) whose benefits are subject to collective bargaining; (ii) not employed by a Participating Employer; or (iii) who is also entitled to a benefit under the SERP. Subject to Section 8.2 of this Plan, a Participant shall not be entitled to a benefit under this Plan unless and until (and to the extent) he or she is entitled to a benefit under the applicable Retirement Plan.

(b) The individuals referenced in Appendix I hereto shall also be considered Participants.

ARTICLE III

CONTRIBUTIONS

No contributions to this Plan from Participants shall be permitted or required.

ARTICLE IV

BENEFITS

Section 4.1 Excess Benefit

(a) This Plan shall provide to each Participant (exclusive of the individuals referenced in Appendix I hereto) a benefit equal to the amount that would be payable under the Retirement Plan (as of the date of payment hereunder) if the limits under Sections 401(a)(17) and 415 of the Code were not applicable over the amounts actually payable under the Retirement Plan (as of the date of payment hereunder).

(b)(1) Subject to Section 4.3 and the following provisions of this subsection (b), the benefits payable under this Plan shall commence as soon as practicable (but in any event within ninety (90) days) following the Participant’s Separation from Service in the form of a single life annuity or any other life annuity available at the time of payment under the applicable Retirement Plan (other than an adjustment for Federal Old Age Benefits (Social Security)) and elected by the Participant; provided that, in the case of a Participant who participates in the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries, as amended from time to time, payment will not commence until the Participant has attained age fifty-five (55), and in the case of a Participant who participates in the American Savings Bank Retirement Plan, as amended from time to time, payment will not commence until the earlier of the Participant’s attainment of age sixty-five (65) or the Participant’s attainment of at least age 55 with vesting service under such plan of at least ten (10) years.

(2) Notwithstanding the foregoing provisions of this subsection (b), no payment shall be made to a Participant until at least six (6) months following the Participant’s Separation from Service and all amounts that otherwise would have been payable during such six-month period shall be paid to the Participant (without interest) in a lump sum as soon as practicable (but in any event within five (5) business days) following the expiration of such six-month period, and subsequent payments under the Plan shall be made in accordance with the terms of the Plan determined without regard to such six-month delay requirement.

Section 4.2 Payments following Death

If a Participant dies while entitled to benefits under the Plan but before benefits have commenced pursuant to Section 4.1, his or her surviving spouse (or in the case of a participant in the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries, as amended from time to time, his or her designated beneficiary under such plan if not his or her surviving spouse) shall receive a benefit equal to the “survivor annuity” described in the following provisions of this Section 4.2 that commences as soon as practicable (but in any event within ninety (90) days) following the Participant’s death or, if later, the date the Participant would have attained age fifty-five (55). No benefit shall be payable under this Plan in respect of a Participant who dies before benefits have commenced pursuant to Section 4.1, who has no surviving spouse and who, at the time of his or her death, was a Participant in the American Savings Bank Retirement Plan.

For purposes of this Section 4.2, “survivor annuity” means a survivor annuity for the life of the surviving spouse (or designated beneficiary, as the case may be) under which the payments to the surviving spouse or designated beneficiary are equal to the amounts that would be payable as an actuarially equivalent (based on the actuarial assumptions applicable under the Retirement Plan at the date of death) survivor annuity under a joint and 50% survivor annuity based on the benefit calculated under Section 4.1, provided that the Retirement Plan shall pay so much of that benefit as is permitted under the terms of the Retirement Plan, with the excess being paid from this Plan. If the Participant dies before the date on which he or she would have attained age fifty-five (55), the survivor annuity shall be calculated as if such Participant had (i) separated from service on his or her date of death, (ii) survived to such date, (iii) retired with an immediate such joint and survivor annuity at such date, and (iv) died on the day after such date.

Section 4.3 Small-Sum Cashouts

Subject to the provisions of Section 4.1(b)(2): (a) to the extent the lump-sum present value (as determined under the provisions of the applicable Retirement Plan) of the benefit otherwise payable in accordance with Section 4.1 or 4.2, when aggregated with the benefit payable under any other arrangement with which the Plan must be aggregated pursuant to Section 409A of the Code, does not exceed the annual limit on deferrals under Section 402(g) of the Code, determined as of the date of separation from service or death, as the case may be, the benefit shall be paid to the Participant (or his or her beneficiary, as the case may be) in one lump-sum payment, and (b) to the extent the lump-sum present value (as determined under the provisions of the applicable Retirement Plan) of the benefit otherwise payable in accordance with Section 4.1 or 4.2 is not more than $100,000, determined as of the date as of which payment of benefits otherwise would have commenced, the benefit shall be paid to the Participant (or his or her beneficiary, as the case may be) in one lump-sum payment.

Section 4.4 Forfeiture in the Event of Termination for Cause

Notwithstanding any other provision of this Plan to the contrary, a Participant shall not be entitled to any benefit under this Plan if a Participating Employer or an Associated Company terminates the Participant’s employment for “cause”. For purposes of this Section 4.4, “cause” means the Participant is terminated for violation of the Code of Conduct of the Company or American Savings Bank, F.S.B.

Section 4.5 Application of Article IV

This Article IV applies only to Participants other than those referenced in Appendix I.

ARTICLE V

ADMINISTRATION

Section 5.1 The Committee

(a) The Committee shall be responsible for the administration of the Plan. The Committee shall have the sole authority, in its discretion, to adopt, amend, and rescind such rules and regulations as it deems advisable for the administration of the Plan, to construe and interpret the Plan and its provisions, to resolve any ambiguities in the Plan’s provisions, and to make all determinations under the Plan, including determining the rights of Participants and beneficiaries and the amount of any benefits payable under the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding upon all persons.

(b) The Committee shall have the power to delegate specific responsibilities to any person or group of persons, and such person or group may serve in more than one such delegated capacity. Such delegations may be to employees of an Associated Company or to other individuals, all of whom shall serve at the pleasure of the Committee and the Company, and if full-time employees of an Associated Company, without compensation. Any such person may resign by delivering a written resignation to the Committee.

(c) Without limiting the foregoing provisions of this Article V, the Committee shall have the following specific duties and responsibilities in addition to any other duties specified in the Plan or by applicable law.

(1) Subject to the limitations contained in this Plan, the Committee shall adopt rules for the administration of the Plan as it considers desirable, provided such rules do not conflict with the Plan.

(2) The Committee may authorize an agent, to act on its behalf, and may contract for legal, actuarial, medical, accounting, clerical, and other services to carry out the Plan and to discharge its responsibilities.

(3) Except as otherwise expressly provided herein, the Committee in its discretion may interpret and construe the Plan, or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be binding upon all persons.

(4) The Committee shall adopt from time to time actuarial tables and actuarial methods for use in all actuarial calculations, if any, required in connection with the determination of benefit payments under the Plan.

(5) The Committee shall be responsible for the maintenance of all employee, Participant, and beneficiary records for the Plan. The Committee shall also be responsible for the maintenance of records, appropriate notifications, and filings in connection with the interest of all Participants or their spouses or contingent annuitants.

Section 5.2 Expenses

The Participating Employers shall pay all expenses of administering the Plan. Such expenses shall include any expenses incurred by a Participating Employer or the Committee, including, but not limited to, the payment of professional fees of consultants.

ARTICLE VI

NO TRUST FUND

No separate trust fund shall be established in connection with this Plan. This Plan shall be unfunded and the benefits thereof paid as necessary from the general assets of the Participating Employers.

ARTICLE VII

CLAIMS PROCEDURE

Section 7.1 Claims Procedure

A Participant or beneficiary or any other person who has not received benefits under this Plan that he or she believes should be paid (each, a “Claimant”) may make a claim for benefits as follows:

(a) Written Claim. The Claimant may initiate a claim by submitting to the Company a written claim for benefits.

(b) Timing of Company Response. The Company shall respond to the Claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Company expects to render its decision.

(c) Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of the review procedures in Section 7.2 and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Section 7.2 Review Procedure

If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review of the denial by the Committee as follows:

(a) Written Request. In order to initiate the review, the Claimant, within 180 days after receiving the Company’s notice of denial, may file with the Committee a written request for review. The Claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Company shall provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(b) Considerations on Review. In considering the claim on review, the Committee shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. No deference shall be given to the initial adverse benefit determination.

(c) Timing of Committee Response. The Committee shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

(d) Notice of Decision. If the Committee denies part or all of the claim, the Committee shall notify the Claimant in writing of its decision on review. The Committee shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) after exhausting all administrative claims and review procedures in this Article VII.

ARTICLE VIII

AMENDMENT AND TERMINATION

Section 8.1 Amendment

Subject to the provisions hereinafter set forth, the Company reserves the right to amend the Plan at any time by action of its Board of Directors, and (to the extent permitted by applicable law) give any such amendment retroactive effect.

Section 8.2 Termination

The continuation of the Plan is not assumed as a contractual obligation by any Participating Employer. Each Participating Employer reserves the right to terminate the Plan with respect to its participation at any time. If the Plan is terminated (in full or in part), the then accrued benefit under this Plan of each affected Participant shall become 100% vested, and the benefits payable under the Plan shall be payable in accordance with the terms of the Plan as in effect immediately before the termination.

ARTICLE IX

INDEMNIFICATION

The Associated Companies shall indemnify and save harmless and/or insure the members of the Committee and each person who is an employee or a director of an Associated Company, and may indemnify and/or insure those to whom the Committee has delegated its duties, against any and all claims, losses, damages, expenses, and liability arising from their responsibilities in connection with this Plan, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Associated Companies.

ARTICLE X

MISCELLANEOUS

Section 10.1 Right to Employment Or Retirement Income

(a) Nothing contained in the Plan shall be deemed to give any Participant a right to remain in the employ of the Participating Employers.

(b)(1) Nothing contained in the Plan shall be deemed to give any Participant, retired Participant, spouse, beneficiary or contingent annuitant any right or claim to any benefit except as expressly provided in the Plan.

(2) Notwithstanding any other provision in this Plan, in the event the Company fails to fulfill its obligation to make payments to the Participant, his beneficiary, or any other person entitled to payments under the Plan, the Company shall be liable to such person for any attorney’s fees and other legal costs related to enforcing such person’s claim against the Company (to the extent the person prevails under such claim), provided that such fees and costs must be claimed by such person, and shall be paid by the Company, not later than the end of the person’s taxable year following the year in which the fees or costs were incurred.

Section 10.2 Inalienability

No Participant or any person having or claiming to have any interest of any kind or character in or under this Plan shall have any right to sell, assign, transfer, convey, hypothecate, anticipate, or otherwise dispose of such interest, and such interest shall not be subject to any liabilities or obligations of, or any bankruptcy proceedings, claims of creditors, attachment, garnishment, execution, levy, or other legal process against such person or such person’s property.

Section 10.3 Facility Of Payment

If any Participant, retired Participant, or spouse or contingent annuitant eligible to receive payments under this Plan is, in the opinion of the Committee, legally, physically, or mentally incapable of personally receiving and receipting for any payment under this Plan, the Committee may direct payments to such other person, persons, or institutions who, in the opinion of the Committee, are then maintaining or having custody of such payee, until claims are made by a duly appointed guardian or other legal representative of such payee. Such payments shall constitute a full discharge of the liability of the Plan to the extent thereof.

Section 10.4 Construction Of Plan

(a) The headings of articles and sections are included herein solely for the convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall be controlling.

(b) To the extent not preempted by ERISA, the Plan shall be governed, construed, administered and regulated according to the laws of the State of Hawaii.

Section 10.5 Forms

All consents, elections, applications, designations, etc. required or permitted under the Plan (if any) must be made on forms prescribed and furnished by the Committee, and shall be recognized only if properly completed, executed, and returned to the Committee.

Section 10.6 Effective Date

TO RECORD the adoption of this Plan, the undersigned have caused this document to be executed this 18th day of November 2008, effective as of January 1, 2009.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ Patricia U. Wong
Its Vice President-Administration & Corporate Secretary

APPENDIX I

Certain individuals shall be participants in the Plan and eligible for benefits under the Plan in a manner different from that provided under the otherwise applicable terms of the Plan. Such individuals and the benefits to which they are entitled are identified in a schedule maintained by the employee benefits department of the Hawaiian Electric Company, Inc.